Exhibit 99.2

Transmeridian Exploration Updates Status of Strategic Sales Process

Houston, Texas (PRIMENEWSWIRE) June 18, 2007 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it is continuing with its previously announced plan to obtain proposals for the acquisition of the Company or its South Alibek field. The Company has received multiple expressions of interest from potential acquirors and entered into confidentiality agreements with selected parties. The Company has completed its technical evaluation, including a detailed reservoir simulation model undertaken by Computer Modeling Group Limited, and this confidential data, along with other information about the Company, will be provided to these selected parties in late June. In connection with this process, the Company’s Board of Directors has formed a Special Committee composed of Messrs. Carter, Haasbeek and Rupf to review acquisition proposals with the Company’s financial advisor and ultimately, if appropriate, make a recommendation with respect to a transaction to the full Board. However, the Company cannot predict whether this effort will lead to completion of a transaction or if so, the approximate time it would take for an acquisition to be closed. The Company does not currently intend to disclose further developments with respect to the strategic sales process unless and until its Board of Directors has made a decision regarding a specific course of action.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.